Exhibit 99.1

Contact:
	Investors:	Kerry K. Calaiaro
+1 212 837-0880
Email: calaiaro_ke@willis.com
News Release
	Media:	Dan Prince
+1 212 837-0806
Email: prince_da@willis.com

WILLIS NORTH AMERICA PRICES SENIOR NOTES OFFERING

New York, NY, June 28, 2005 — Willis Group Holdings Limited (NYSE: WSH) announced today that its subsidiary, Willis North America Inc., priced a $600 million public offering consisting of $250 million Senior Notes at 5.125 percent due 2010 and $350 million Senior Notes at 5.625 percent due 2015.

The Company intends to apply the net proceeds from the offering toward the repayment of the term loan facility under its senior credit facility and for general corporate purposes including acquisitions and funding requirements under its employee pension plans.

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers for the offering. When available, copies of the prospectus supplement and prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York, 10013 or J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017. These documents will also be filed with the Securities and Exchange Commission (“SEC”) and will be available at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell, solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. The offering of these securities is made only by means of a prospectus.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 15,800 associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “contemplates,” “expects,” “will,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of strategy. The offering has not been completed and its completion is subject to a variety of uncertainties, including general market conditions and changes in the Company’s business and operations. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

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